                          STOCK PURCHASE AGREEMENT


        Stock Purchase Agreement ("Agreement"), dated as of November 28, 1997, by and between Imaging Technologies Corporation, a Delaware Corporation, with offices at 11031 Via Frontera, San Diego, California 92127 ("ITEC"), and Timothy E. McCanna, residing at 21776 Alarez, Mission Viejo, California 92675 ("McCanna"); and Michael W. Johnson, residing at 33812 Ave. Pescador, San Juan Capistrano, California 92675 ("Johnson"), McCanna and Johnson being all of the shareholders of New Media Memory, Inc., a California Corporation ("NMM") (hereinafter sometimes collectively referred to as the "Stockholders").

                                 WITNESSETH

        WHEREAS, the Stockholders own 1,000 shares of the Common Stock no par value of NMM (hereinafter "Stock"), which constitutes all of the outstanding shares of the Stock of NMM; and

        WHEREAS, the Stockholders desire to sell and ITEC desires to purchase the Stock, pursuant to the terms and conditions of this Agreement; and

        WHEREAS, it is intention of the parties hereto that, upon the consummation of the purchase and sale of the Stock pursuant to this Agreement, ITEC shall own all of the outstanding Stock of NMM;

        NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, it is agreed as follows;

                                 ARTICLE 1

                               SALE OF STOCK

        1.1 Subject to the terms and conditions hereinafter set forth, the Stockholders agree to sell, assign, transfer and deliver to ITEC on the Closing Date as hereinafter set forth, and ITEC agrees to purchase from the Stockholders on the Closing Date, the number of shares of Stock set forth opposite the name of such Shareholder on Schedule 1 annexed hereto. The certificates representing the Stock shall be duly endorsed in blank, or accompanied by Stock Powers, duly executed in blank by the Stockholder transferring the same, and with all necessary transfer tax and other revenue stamps acquired at the Stockholders expense duly fixed and cancelled. Each Stockholder agrees to cure any deficiencies with respect to the endorsement of the certificates representing the Stock owned by such Stockholder or with respect to the endorsement of the certificates representing the Stock owned by such Stockholder or with respect to the Stock Power accompanying any such certificate.

        1.2 PRICE. ITEC shall purchase the stock from the Stockholders for the sum of Ten ($10) Dollars, 200,000 unregistered shares of ITEC's common stock (subject to adjustment as described under Article 1.6) and other good and valuable consideration.

        1.3 The closing of the sale contemplated by this Agreement shall take place at 10:00 A.M. at the offices of ITEC, 11031 Via Frontera, San Diego, California on November 28, 1997, or such other time and date as shall be mutually agreed to by the parties (said time and date are hereinafter referred to as the "Closing Date").

        1.4 Effective on the Closing Date of the purchase Tim McCanna shall enter into employment agreement with NMM calling for him to serve as an executive officer of NMM for no less three years. Compensation under the agreements shall be at the fair market value of the services to be provided and will based on the AEA Compensation Study or such other amount as agreed to by ITEC's Compensation Committee and Mr. McCanna. Mr. McCanna shall also receive health benefits under comparable terms and conditions as other employees in similar positions within ITEC subsidiaries.

        1.5     Reserved

        1.6 ADJUSTMENT OF SHARES. If after the completion of the due diligence procedures, it is determined that the net equity as of November 30, 1997 is less than $400,000 then the number of shares issueable by ITEC shall be reduced by an amount equal to 10.0% divided by $400,000 times the amount of the net equity below $400,000 times 200,000 shares.

                                 ARTICLE 2

             REPRESENTATION AND WARRANTIES OF THE STOCKHOLDERS

        The Stockholders, jointly and severally represent, and warrant to the best of their knowledge, and agree, except as otherwise herein indicated, as follows:

        2.1 CORPORATE STATUS OF NMM. NMM is a corporation duly organized, validly existing and in good standing under laws of the State of California, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the nature of its business or the ownership of its properties or both makes such qualification necessary, except as described in the NMM Reports herein provided, and except where failure to be so qualified would not have a material adverse effect on the financial condition, business or operations of NMM.

        2.2 Each Stockholder is the lawful owner of the number of shares of Stock listed opposite the name of such Stockholder in Schedule 1 hereto, free and clear all liens, encumbrances, restrictions and claims of every kind; Each Stockholder has full and legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the shares of Stock so owned by him pursuant to the provisions of this Agreement will transfer to ITEC valid title thereto, free and cleat of all liens, encumbrances, restrictions and claims of every kind.

        2.3 CAPITAL STOCK. The authorized capital stock of NMM consists of ______ shares of NMM Common Stock of which 1,000 shares were outstanding November 28, 1997. All of the outstanding shares of NMM Common Stock have been validly issued and are fully paid and nonassessable. Except with respect to such 1,000 shares, NMM does not have any outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating NMM to issue or sell shares of its capital stock or any securities or obligations convertible into, or exercisable, or exchangeable for, any shares of its capital stock.

        2.4 STATEMENTS, DOCUMENTS AND REPORTS. NMM has previously furnished to ITEC certain disclosures which shall be included as part of the NMM Reports. Each of the balance sheets included in the NMM Reports (including any related notes and schedules) fairly presents the financial position of NMM as of its date and the other financial statements included in the NMM Reports (including any related notes and schedules) fairly presents the consolidated results of operations or other information included therein of NMM for the periods or as of the dates therein set forth, subject, where appropriate, to normal period-end adjustments, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as otherwise stated therein). Except as and to the extent reflected, reserved against or otherwise disclosed in NMM's consolidated balance sheet at October 31, 1997 (including the notes thereto), or as otherwise disclosed in the NMM Reports, NMM, to the best of its knowledge, did not have at such date and does not now have any liabilities or obligations of any kind (other than non-monetary performance obligations under the NMM Material Contracts), whether accrued, absolute, asserted or unasserted, contingent or otherwise, and whether or not required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles consistently applied, which would have a material adverse effect on the business, financial condition or prospects of NMM.
This Agreement does not contain, and none of the NMM Reports contained as of its date with respect to NMM, any untrue statement of a material fact or any omission to state a material fact required to be stated herein or therein or necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

        2.5 ABSENCE OF MATERIAL ADVERSE CHANGES. Except as described in the NMM Reports, since October 31, 1997 NMM has not;

                (a) undergone any change in its financial condition, business or operations, other than changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse to NMM taken as a whole;

                (b) experienced any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting its prospects, properties or businesses.

                (c) declared, set aside or paid any dividend (whether in cash, stock or property) with respect to the capital stock of NMM;

                (d) entered into, or materially amended, a material employment agreement or severance agreement or effected (other than normal increases in the ordinary course of its business that are consistent with past practices and that, in the aggregate, have not resulted in a material increase in benefits or compensation expense) any material increase in the compensation payable or to become payable to its directors, officers or employees or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or key employees;

                (e) entered into any material transaction other than in the ordinary course of business;

                (f) waived any valuable right or any material debt owed to it;

                (g) changed or amended any material contract or arrangement by which it or any of its assets or properties is bound or subject;

        Each NMM Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, including, but not limited to, the Code (if applicable) and ERISA (if applicable). Neither NMM, the NMM Employee Plans nor any of their respective current or former directors, officers, employees or agents have, with respect to any NMM Employee Plan, engaged directly or indirectly in any non-exempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 or ERISA.

        NMM neither provides nor has represented, promised or contracted (whether in oral or written form) to any employee or former employee (either individually or to employees or former employees as a group) that such employee(s) or former employees are, or would be, provided with post-retirement medical, dental, welfare or life insurance benefits upon their retirement.

        2.11 NMM SUPPLIED INFORMATION. None of the information relating to NMM to be supplied by NMM in writing expressly for inclusion in any filing made with the U.S. Securities and Exchange Commission ("Commission"), including any amendments or supplements thereto, will, at the time of filing thereof with the Commission, at the time of the meeting of NMM shareholders to be held in connection with the merger, or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        2.12 INTELLECTUAL PROPERTY. The NMM Reports list all patents, trademarks, trade names, trademark and trade name registrations, copyright registrations and all pending applications for any of the foregoing (collectively, "Rights") owned by NMM and any licenses or Rights granted by or to NMM. Except as set forth in the NMM Reports, to the best of NMM's knowledge, NMM owns or is licensed to use the Rights, trade secret rights and other proprietary rights necessary for the conduct of its business as currently conducted, or it can obtain licenses therefor upon commercially reasonable terms, all without infringement of the rights of others, and to the best of NMM's knowledge no person is infringing upon the Rights, trade secret rights and other proprietary rights owned by NMM or used by NMM.

        2.13 MATERIAL CONTRACTS. All contracts, agreements and instruments to which NMM is a party, which involve future revenue to or payments by NMM that are material, are listed in the NMM Reports (collectively, the "NMM Material Contracts"). Except as set forth in the NMM Reports, all the NMM Material Contracts to which NMM is a party are in full force and effect in all material respects. NMM has no notice that any party to any such NMM Material Contract intends to cancel, withdraw, modify or amend such NMM Material Contract. NMM is not in material default or breach, and no event has occurred or shall occur by reason of the transactions contemplated herein which would constitute a default or breach, where such default or breach would entitle another party hereto to accelerate or terminate such NMM Material Contract or otherwise impose a material penalty or forfeiture thereunder (whether with or without notice, lapse of time or the happening or occurrence of any other event), under any NMM Material Contract.

        2.14 FEES. NMM has not paid nor become obligated to pay any Investment banking, brokerage or finders fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby or any other transaction of the type contemplated hereby.

        2.15 GENERAL INDEMNITY. NMM and its shareholders will indemnify, hold harmless, and at ITEC's request, defend ITEC and ITEC's subsidiaries, affiliates, directors, officers, employees, agents and independent contractors from any against any loss, cost, liability, fine, penalty or expense (including court costs and reasonable fees of attorneys and other professionals) but only to the extent to which they have been compensated, arising out of or in connection with any claim or action, whether based on contract or tort (including negligence and strict products liability), concerning any known, either disclosed or undisclosed, patent infringement action(s) for any NMM products or technologies existing as of the Effective Time.

                                ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF ITEC

        ITEC represents and warrants to the best of its knowledge, and agree, except as otherwise herein indicated, as follows:

        3.1 CORPORATE STATUS OF ITEC. ITEC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the nature of its business or the ownership of its properties or both makes such qualification necessary, except where failure to be so qualified would not have a material adverse effect on the financial condition, business or operations of ITEC and its Subsidiaries taken as a whole.

        3.2 CAPITAL STOCK. The authorized capital stock of ITEC consists of 100,000,000 shares of ITEC Common Stock, $0.005 par value, of which 9,977,145 shares were outstanding on September 30, 1997; 7,500 authorized shares of ITEC 5% Preferred Stock of which 420.5 shares were outstanding on September 30, 1997; 1,200 authorized shares of ITEC's Series C Redeemable Convertible Preferred Stock of which 500 shares were outstanding on September 30, 1997; and 1,183 authorized shares of ITEC Preferred Stock none of which were outstanding on September 30, 1997 ("Shares"). All of the outstanding Shares have been validly issued and are fully paid and nonassessable. As of September 30, 1997, ITEC (a) had reserved up to 1,295,589 authorized but unissued shares of ITEC Common Stock for issuance upon exercise of stock options outstanding pursuant to ITEC's stock option plans, (b) had reserved up to 500,000 authorized but unissued shares of ITEC Common Stock for issuance upon purchase under ITEC's stock purchase plan; (c) had reserved up to 3,212,901 authorized but unissued shares of ITEC Common Stock for issuance upon exercise of certain warrants, (d) had reserved up to 64,516 authorized but unissued shares of ITEC Common Stock for issuance upon conversion of the Convertible Debentures, (e) had reserved up to 24,029 authorized but unissued shares of ITEC Common Stock for issuance upon conversion of ITEC 5% Preferred Stock; (f) had reserved up to 3,000,000 authorized but unissued shares of ITEC Common Stock for issuance upon conversion of ITEC Series C Redeemable Convertible Preferred Stock. Except with respect to such 18,074,180 shares, ITEC does not have any outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating ITEC to issue or sell shares of its capital stock or any securities or obligations convertible into, or exchangeable for, any shares of its capital stock; provided, however, that ITEC may in the business judgment of its Board of Directors issue and sell additional equity securities before or after the Effective Time.

        3.3 SUBSIDIARIES. The ITEC Annual Report on Form 10-KSB for the year ended June 30, 1997 heretofore delivered by ITEC to NMM, together with all items incorporated by reference therein and all exhibits thereto, sets forth each Subsidiary of ITEC. Except as is disclosed in the ITEC Reports, ITEC owns, directly or indirectly, all of the outstanding capital stock of, or other equity interests in, each of its subsidiaries free and clear of all liens, charges, pledges, security interests or other encumbrances and all of such capital stock or other equity interests has been duly authorized and validly issued and is fully paid and nonassessable. Except as otherwise disclosed in the ITEC Reports, none of such Subsidiaries has any outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating it to issue or sell any shares of its capital stock, or any other equity interest, or any securities or obligations convertible into or exercisable or exchangeable for, any shares of capital stock of, or any other equity interest in, such Subsidiary. Each such Subsidiary is duly organized, validly existing an in good standing under the laws of its jurisdiction of organization, has corporate power and authority to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in all jurisdictions in which the nature of its business or the ownership of its properties or both makes such qualification necessary, except where failure to be so organized, to have such power or authority or to be so qualified would not have a material adverse effect on the financial condition, business or operations of ITEC and its Subsidiaries taken as a whole.

        3.4     RESERVED.

        3.5 AUTHORITY FOR AGREEMENT. ITEC has the corporate power to enter into this Agreement and to carry out their obligations hereunder. No further corporate proceedings on the part of ITEC are necessary to authorize this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement and the other transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation of or default under, or in any right to accelerate or the creation of any lien, charge or encumbrance pursuant to, any provision of the Certificate of Incorporation, Bylaws or other organizational documents of ITEC or any other Subsidiaries of ITEC, or of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ITEC or any other Subsidiaries of ITEC, or any of their respective properties, except as noted in the second following sentence, or constitute an event under any employee benefit plan or arrangement or individual agreement or contract that may result in any payment (whether of severance pay or otherwise), any acceleration of payment or funding or vesting, or any increases in benefits or compensation. The consolidation of the transaction contemplated hereby will not require ITEC to obtain the consent or approval of any other party to any of the above or affect the validity or effectiveness of any of the above. Other than in connection with or in compliance with the provisions of the California Statute, the Securities Act, the Exchange Act, and the securities or blue sky laws of the various states, no authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority is necessary for the execution and delivery of this Agreement by ITEC or the consummation by ITEC of the transactions contemplated hereby.

        3.6 NEW SECURITIES. The shares of ITEC Common issuable pursuant to this Agreement have been duly and validly authorized and when issued pursuant to this Agreement will be validly issued, fully paid, and nonassessable and shall be issued in accordance with all applicable federal and state securities laws.

        3.7 ANNUAL AND QUARTERLY REPORTS AND OTHER DISCLOSURES. ITEC has previously furnished to NMM (a) true and complete copies of (i) its Annual Reports on Form 10-KSB filed with the Commission for the year ended June 30, 1997, (ii) its Quarterly Report on Form 10-QSB filed with the Commission for the fiscal quarter ended September 30, 1997, (iii) definitive proxy statements filed by ITEC with the Commission, (iv) each Current Report on Form 8-K filed by ITEC with the Commission on or after January 1, 1997, and
(v) each document, if any, filed by any Subsidiary of ITEC with the Commission on or after January 1, 1997, and (b) certain other written disclosures (all of which are included in the ITEC Reports). Each of the ITEC Reports which was filed with the Commission complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable. Each of the balance sheets included in the ITEC Reports (including any related notes and schedules) fairly presents the consolidated financial position of ITEC as of its date and the other financial statements included in the ITEC Reports (including any related notes and schedules) fairly present the consolidated results of operations or other information included therein of ITEC for the periods or as of the dates therein set forth, subject, where appropriate, to normal year-end adjustments, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as otherwise stated therein). Except as and to the extent reflected, reserved against or otherwise disclosed in ITEC's consolidated balance sheet at June 30, 1997 (including the notes thereto), or as otherwise disclosed in the ITEC Reports, ITEC, to the best of its knowledge, did not have at such date and does not now have any liabilities or obligations of any kind (other than non-monetary performance obligations under the ITEC Material Contracts), whether accrued, absolute, asserted or unasserted, contingent or otherwise, and whether or not required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles consistently applied, which would have a material adverse effect on the business, financial condition or prospects of ITEC.

        This Agreement does not contain, and none of the ITEC Reports contained as of its date, any untrue statement of a material fact or any omission to state a material fact required to be stated herein or therein or necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

        3.8 ABSENCE OF MATERIAL ADVERSE CHANGES. Except as described in the ITEC Reports since September 30, 1997 neither ITEC nor any of its Subsidiaries has:

                (a) undergone any change in its financial condition, business or operations, other than changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse to ITEC and its Subsidiaries taken as a whole;

                (b) experienced any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting its prospects, properties or businesses;

                (c) declared, set aside or paid any dividend (whether in cash, stock or property) with respect to the capital stock of ITEC;

                (d) entered into, or materially amended, a material employment agreement or severance agreement or effected (other than normal increases in the ordinary course of its business that are consistent with past practices and that, in the aggregate, have not resulted in a material increase in benefits or compensation expense) any material increase in the compensation payable or to become payable to its directors, officers or employees or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, or with any such officers or key employees;

                (e) entered into any material transaction other than in the ordinary course of business;

                (f) waived any valuable right or any material debt owed to it;

                (g) changed or amended any material contract or arrangement by which it or any of its assets or properties is bound or subject;

                (h) materially changed its accounting methods, principles or practices; or

                (i) other than in the ordinary course of business consistent with past practices, materially revalued any of its assets, including, without limitation, write-downs of inventory or write-offs of accounts receivable.

        3.9 COMPLIANCE WITH APPLICABLE LAW. The businesses of ITEC and its Subsidiaries are not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity, except for violations which either singly or in the aggregate do not and are not expected to have a material adverse effect on the financial condition, business or operations of ITEC and its Subsidiaries taken as a whole.

        3.10 TITLE TO PROPERTY AND ASSETS. ITEC owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair ITEC's ownership or use of such property or assets. With respect to the property and assets it leases, ITEC is in compliance in all material respects with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

        3.11    LITIGATION.  Except as described in any of the ITEC Reports,
(a) no material investigation or review by any governmental entity with respect to ITEC or any of its subsidiaries is pending or, to the best of ITEC's knowledge, threatened, nor has any governmental entity indicated to ITEC an intention to conduct the same, and (b) there is no action, suit or proceeding pending or, to the best of ITEC's knowledge, threatened against, or affecting ITEC or its Subsidiaries at law or in equity, or before any arbitrator or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which (i) seeks to enjoin or otherwise attacks this Agreement or the transactions contemplated hereby, or (ii) either singly or in the aggregate are not expected to have any material adverse effect on the financial condition, business or operations of ITEC and its Subsidiaries taken as a whole.

        3.12 TAX MATTERS. ITEC and its consolidated subsidiaries have timely filed all Federal, state, local and foreign tax returns required to be filed by them or on their behalf. All taxes shown by such returns to be due and payable have been paid or are reflected as a liability on the ITEC balance sheets included in the ITEC Reports. The accruals for taxes reflected on such ITEC balance sheets are adequate for all unpaid Federal, state, local or foreign taxes (including interest and penalties, if any, hereon) due or which will become due for any period commencing prior to the date of such ITEC balance sheets.

        3.13 EMPLOYEE BENEFIT PLANS. Except as disclosed in the ITEC Reports, there is no bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit or welfare of any former or current director, consultant, officer or employee between ITEC and any directors or executive officers of ITEC.

        The ITEC Reports set forth a list of each employee benefit plan, policy, program or contract including, but not limited to, all such plans, policies and programs that are covered by Title I of ERISA, which are maintained or contributed to by ITEC for the benefit of, or pursuant to which ITEC has any liability with respect to, any current or former employees of ITEC (a "ITEC

Employee Plan" and any trust (including a trust intended to qualify under Section 501 (c)(9) of the code).

        Each ITEC Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, including, but not limited to, the Code (if applicable) and ERISA (if applicable). Neither ITEC, the ITEC Employee Plans nor any of their respective current or former directors, officers, employees or agents have, with respect to any ITEC Employee Plan, engaged directly or indirectly in any non-exempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA.

        ITEC neither provides nor has represented, promised or contracted (whether in oral or written form) to any employee or former employee (either individually or to employees or former employees as a group) that such employee(s) or former employees are, or would be, provided with postretirement medical, dental, welfare or life insurance benefits upon their retirement.

        3.14 INTELLECTUAL PROPERTY. The ITEC Reports list all Rights owned by ITEC and any licenses of Rights granted by or to ITEC. Except as set forth in the ITEC Reports, to ITEC's knowledge, ITEC owns or is licensed to use the Rights, trade secret rights and other proprietary rights necessary for the conduct of its business as currently conducted, or it can obtain licenses therefor upon commercially reasonable terms, all without infringement of the rights of others, and to the best of ITEC's knowledge no person is infringing upon the Rights, trade secret rights and other proprietary rights owned by ITEC or used by ITEC.

        3.15 MATERIAL CONTRACTS. All contracts, agreements and instruments to which, ITEC is a party, which involve future revenue to or payments by ITEC that are material are listed in the ITEC Reports (collectively, the "ITEC Material Contacts"). Except as set forth in the ITEC Reports, all the ITEC Material Contracts to which ITEC is a party are in full force and effect in all material respects, ITEC has no notice that any party to any such ITEC Material Contract intends to cancel, withdraw, modify or amend such ITEC Material Contract. ITEC is not in material default or breach, and no event has occurred or shall occur by reason of the transactions contemplated herein which would constitute a default or breach, where such default or breach would entitle another party hereto to accelerate or terminate such ITEC Material Contract or otherwise impose a material penalty or forfeiture thereunder (whether with or without notice, lapse of time or the happening or occurrence of any other event), under any ITEC Material Contract.

        3.16. FEES. ITEC has not paid nor become obligated to pay any investment banking, brokerage or finder's fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby or any other transaction of the type contemplated hereby.

                                 ARTICLE 4

                                 COVENANT

        It is further agreed as follows:

        4.1 CONDUCT OF BUSINESS. Prior to the Closing Date, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 6.1 hereof, ITEC and its Subsidiaries shall cause, and the Stockholders shall cause NMM and its Subsidiaries conduct their respective operations according to their ordinary usual course of business, (ii) use their reasonable efforts, and shall cause said Subsidiaries to use their reasonable efforts, to preserve intact their respective business organizations and good will, keep available the services of their respective officers and employees and maintain satisfactory relationships with businesses, suppliers, distributors, customers and others having business relationships with them, (iii) confer on a regular and frequent basis with one or more representatives of one another to report operational matters of materiality and the general status of ongoing operations, (iv) not amend their respective Articles/Certificates of Incorporation or Bylaws, except as provided for in the Agreement, (v) notify one another of any material emergency or other material change in the normal course of ITEC's, NMM's or their Subsidiaries' respective properties, and of any governmental complaints, investigations or hearings (or communications indicating that, the same may be contemplated), (vi) deliver to the other true and correct copies of any reports, statements or schedules filed by ITEC, NMM or their respective Subsidiaries with the SEC subsequent to the date of this Agreement within one day of the date on which such document is so filed, (vii) neither declare nor pay any dividends on their outstanding shares of capital stock nor redeem any capital stock, (viii) not (a) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and described otherwise contemplated pursuant to this Agreement, issue any shares of their respective capital stocks, affect any stock split or otherwise change their respective capitalizations as they existed on the date hereof, or (b) grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any shares of their respective capital stocks other than as contemplated hereby (ix) not guarantee any indebtedness, (x) not acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof,
(xi) not release or relinquish any material contract or other rights, (xii) not adopt or materially amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan fund or other arrangement for the benefit or welfare of any director, officer or employee, or (except for normal increases ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense) increase in any manner the compensation or fringe benefits of any officer or employee or pay any benefit not required by any existing plan and arrangement, (xiii) not enter into any material transaction other than in the ordinary course of business except for transactions heretofore disclosed in writing to the other parties, and (xiv) not enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        4.2 NO SHOP. Unless and until this agreement has been terminated pursuant to Section 6.2, the Stockholders agree to cause NMM not to (directly or indirectly, through any officer, director employee, agent or otherwise,
(a) acquire or agree to acquire any person or (outside the ordinary course of business) any solicit any acquisition or investment proposals; (b) except as required by NMM's directors' fiduciary duty (as determined in the specific case by a written opinion of NMM's outside legal counsel), disclose to any person other than ITEC any non-public information concerning NMM, its assets, its business and/or its financial condition, immediately after experiencing each and any solicitation, contact or inquiry from any with respect thereto, and/or so entertaining, discussing, or disclosing, the Stockholders shall cause NMM to immediately the President of ITEC by telephone (confirmed in writing) all relevant details thereof.

        4.3 PUBLIC DISCLOSURES. Non disclosure of this Agreement, its contents or the transactions contemplated hereby shall be made person except at such time and in such form and content as maybe selected by ITEC (provided, however, that such content shall be reasonably satisfactory to NMM). After the initial public disclosure thereof, the Stockholders will, and will cause NMM to consult with ITEC before issuing any press release or otherwise making any public statement (including, without limitation, statements by NMM generally to its customers, employees or suppliers) with respect to the transactions contemplated hereby.

        4.4 FOREWARNING. Each party shall promptly give written notice to the other parties upon becoming aware of the occurrence or to its knowledge, impending or threatened occurrence, of any event which would cause or constitute a breach of any of its representations, warranties, or covenants contained in this Agreement or an inability to satisfy the conditions to another party's obligation to effect the Acquisition, and will use its best to prevent or promptly remedy the same. In an instrument in writing signed on behalf of such party by a duly authorized officer.

                                 ARTICLE 5

                            CONDITIONS PRECEDENT

        5.1 The sale of the Stock shall be subject, at the stockholder's option to the following conditions:

                5.1.1   REPRESENTATIONS, COVENANTS, CERTIFICATE.
        (a) The representation and warranties of ITEC herein contained shall in all material respects be true as of the date of this Agreement and as of the Closing Date with the same effect as though made at the Closing Date; (b) ITEC shall in all material respects have Performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; (c) there shall have been no material adverse change in ITEC's business, assets, financial condition or prospects; and (d) ITEC shall have delivered to the Stockholders a certificate, dated the Closing Date and signed on its behalf by its president or a Vice President, to such affect.

        5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF ITEC. The obligations of ITEC to purchase the Shares and of ITEC to deliver the shares of ITEC Common Stock options issuable pursuant to this Agreement, shall be subject, at its option, to the following conditions:

                5.2.1 REPRESENTATIONS AND COVENANTS. (a) The representations and warranties of the Stockholders herein contained shall in all material respects be true as of the date of this Agreement of the Closing Date with the same effect as though made at the Closing Date; (b) the Stockholders shall in all material respects have performed all obligations and complied with all covenants required by this Agreement to be performed or complied them on or prior to the Closing Date, and shall have caused NMM to perform all obligations and comply with all covenants by this Agreement to be performed or complied with by it on or prior to the Closing Date; and (c) there shall have been no material adverse change in NMM's business, assets, financial condition or prospects.

        5.3 INJUNCTIONS. No preliminary or permanent injunction or other order by any United States Federal or state court which the consummation of the transactions contemplated by this Agreement shall have been issued.

                                 ARTICLE 6

                               MISCELLANEOUS

        6.1 EXTENSIONS AND WAIVERS. At any time prior to the Closing Date, the parties hereto may, (i) extend the time for the performance of any of the obligations or other acts of the parties hereto (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

        6.2     RESERVED.

        6.3 No Stockholder, officer or director of NMM or any of it's subsidiaries possesses directly or indirectly any financial interest in or is a director, officer or employee of any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee or competitor or potential competitor of ITEC or any of its subsidiaries. Ownership of securities of a company whose securities are registered under the Exchange Act, not in excess of 1% of any class of such securities shall not be deemed to be of financial interest for the purposes of this section.

        6.4 The Stockholders represent and warrant that they are not subject to any agreement, judgment or decree adversely affecting their ability to act as employees of NMM or any of its subsidiaries as the case may be.

        6.5 All indebtedness other than travel and similar advances of the Stockholders, directors, officers and employees of NMM, and of any of its subsidiaries, shall be repaid in full prior to the Closing Date.

        6.6 As ITEC's sole and exclusive remedy for any failure or breach of representation or warranty made by the Stockholders in this Agreement, or made in any schedule delivered pursuant hereto to be true and correct in all respects as of the date of this Agreement and as of the Closing Date, the Stockholders agree, jointly and severally, to indemnify and hold ITEC and its officers, directors and agents harmless from damages, losses or expenses suffered, or paid directly or indirectly through application of NMM's assets as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable counsel fees incurred in litigation or otherwise assessed, incurred or sustained by or against any of them with respect to or arising out of such failure or breach of any such representation or Warranty up to an amount equal to the "Indemnity Amount". For purposes hereof, the Indemnity Amount shall be an amount stated in United States Dollars, equal to the product of (i) 250,000 and (ii) the exercise price per share under the options granted to each of the Stockholders hereunder. Each of the Stockholder's liability hereunder, if any, shall be satisfied by the delivery of a promissory note due and payable in three equal annual installments, commencing on the first anniversary of the Closing Date, and on the same day in each of the next two consecutive years, bearing interest at the minimum legal rate to avoid imputed interest. Notwithstanding the foregoing, in the event of a willful and deliberate misrepresentation by the Stockholders, the Stockholders shall be liable for the full amount of damages, losses or expenses suffered or paid by ITEC and its officers, directors and agents.

        6.7 ITEC agrees to indemnify and hold the Stockholders harmless from damages, losses and expanses in the aggregate, suffered or paid, directly ox indirectly, as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable counsel fees incurred in litigation or otherwise assessed, incurred or sustained by or against any of them with respect to or arising out of the failure of any representation or warranty made by ITEC in this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date,

        6.8 In the event any claim is made against either ITEC or the stockholders pursuant to Paragraphs 6.6 or 6.7 hereof, the party against whom such claim is made shall give the other party prompt written notice of any such claim against it or of breach of any representation or warranty made in this Agreement by the other party hereto. The party against whom such claim or breach is alleged shall have the option to defend, settle or compromise any such claim, breach or litigation resulting from such claim or breach at it's sole cost and expense; through counsel of its own choosing.

        6.9 The respective representations, warranties and indemnification of each of the Stockholders and of ITEC contained in this Agreement or in any schedule delivered pursuant to this Agreement shall survive the purchase and sale of the Stock contemplated hereby for a period of one Year from the Closing Data, except in the event of willful and deliberate misrepresentation, in which event, there shall be no time limitation on survival of such representations, warranties and indemnification.

        6.10 This Agreement may be executed in one or more counter parts, all of which taken together shall constitute one instrument.

        6.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

        6.12 NOTICES. All notices and other communications shall be hereunder in writing and shall be deemed given if delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addressees (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed:

        To ITEC:
                11031 Via Frontera
                San Diego, California 92127
                Attn: Edward W. Savarese

        TO NMM:
                ----------------------------
                ----------------------------
                Attn: Tim McCanna

        6.13 EQUITABLE REMEDIES. The Shareholders acknowledge and agree that the legal remedies available to ITEC in the event the Shareholders or NMM violates the covenants and agreements made in this Agreement would be inadequate and that ITEC would be entitled, without posting any bond or other security, to temporary preliminary and permanent injunctive relief, specific performance, and other equitable remedies in the event of such a violation, in addition to any other remedies which ITEC may have at law or in equity.

        6.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extant of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad (but fully as broad) as is enforceable.

        6.15 ENTIRE AGREEMENT ASSIGNABILITY ETC. This Agreement (i) constitutes the entire agreement, supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (including without limitation the letter of intent) (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and (iii) shall not be assignable by operation of law or otherwise.

                                                                      SCHEDULE 1


                          Tim McCanna     5,000 shares
                          Johnson         5,000 shares

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

IMAGING TECHNOLOGIES CORPROATION


---------------------------------
Edward W. Savarese
Chief Executive Officer


The foregoing is acknowledged
and agreed to by NEW MEDIA MEMORY

Tim McCanna

--------------------------------
President


--------------------------------



--------------------------------

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

IMAGING TECHNOLOGIES CORPROATION


/s/ Brian Bonar
--------------------------------
Brian Bonar
President & COO

THE FOREGOING IS ACKNOWLEDGED
AND AGREED TO BY MCMICAN CORPORATION



/s/ Timothy E. McCanna
---------------------------------
Timothy E. McCanna


/s/ Michael W. Johnson
---------------------------------
Michael W. Johnson